UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2022

Duck Creek Technologies, Inc.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-39449	84-3723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Boston Wharf Rd., Floor 10	Boston	Massachusetts	02210
(Street Address)	(City)	(State)	(Zip Code)

Registrant’s telephone number, including area code (949) 214-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	DCT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kevin Rhodes as Chief Financial Officer

On March 14, 2022, the Board of Directors of Duck Creek Technologies, Inc. (the “Company”) announced the appointment of Kevin Rhodes, CPA, 53, as the Company’s Chief Financial Officer, effective April 4, 2022. Prior to joining the Company, Mr. Rhodes served as CFO of Boston-based Finvi, formerly Ontario Systems, a provider of AI-driven software and payments solutions. He previously held CFO positions at Markforged (NYSE: MKFG) from 2018-2020; Brightcove (Nasdaq: BCOV) from 2014-2018; PlumChoice from 2009-2014; and at Edgewater Consulting (Nasdaq: EDGW) from 2000-2009. The announcement of Mr. Rhodes’ appointment was made by way of a press release, the full text of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Rhodes has entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Rhodes is entitled to receive an initial annual base salary of $420,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount equal to 60% of his then-current base salary, based on the achievement of predetermined performance goals. Mr. Rhodes will also receive a one-time cash sign-on bonus of $153,500.

Following the commencement of his employment, Mr. Rhodes will be awarded restricted stock with a value of $2,450,000, which will vest over a period of four years with 25% vesting each year. Beginning in fiscal year 2023 and each year thereafter during the term of Mr. Rhodes’ employment, Mr. Rhodes will also receive equity-based awards each year with a grant date fair market value of $1,250,000, with vesting and other material terms consistent with those applicable to similarly situated officers of the Company.

During Mr. Rhodes’ employment term, Mr. Rhodes will receive employee benefits no less favorable than other similarly situated employees of the Company in the United States.

The Employment Agreement also provides that in the event of a termination of Mr. Rhodes’ employment without Cause (other than due to death or Disability) or by Mr. Rhodes for Good Reason (as these terms are defined in the Employment Agreement) and Mr. Rhodes executes a general release of claims, Mr. Rhodes will receive: (i) continued payment of his then-current annual base salary and target bonus for a period of 12 months following his termination (or in a lump sum if such termination takes place within one year following a “Change of Control”, as defined in the Employment Agreement), (ii) a pro rata bonus in respect of the fiscal year in which Mr. Rhodes’ employment was terminated, based on the achievement of his performance goals through his termination date and (iii) payment of a portion of Mr. Rhodes’ insurance premiums so that his cost of coverage is commensurate with that of active employees of the Company for a period of 12 months following his termination.

In connection with entering into the Employment Agreement, Mr. Rhodes has also entered into a Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) with the Company which contains, among other covenants, a 12-month non-solicitation covenant, a 12-month non-competition covenant, a non-disparagement covenant and a covenant providing for cooperation by Mr. Rhodes in connection with any investigations and/or litigation involving the Company.

The foregoing descriptions of the Employment Agreement and the Restrictive Covenants Agreement do not purport to be complete and are qualified in their entirety by reference to the complete terms of the Employment Agreement and the Restrictive Covenants Agreement attached thereto, which the Company intends to file at a later date.

Mr. Rhodes has also entered into our standard form indemnification agreement for executive officers, the form of which is filed with the Securities and Exchange Commission as Exhibit 10.9 to our registration statement on Form S-1 dated July 23, 2020.

Vincent Chippari Update

As previously reported, on October 11, 2021, Vincent Chippari, the Company’s Chief Financial Officer, notified the Company of his intent to retire, effective February 22, 2022. On February 1, 2022, the Company announced that Mr. Chippari had notified the Company that he would extend the date of his retirement while the search for a successor candidate continued.

On March 14, 2022, the Company announced that Mr. Chippari will resign his position as Chief Financial Officer effective April 4, 2022. Mr. Chippari will remain with the Company in an advisory role until April 15, 2022 to assist with Mr. Rhodes’ transition.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 14, 2022.
104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCK CREEK TECHNOLOGIES, INC.

	By:	/s/ Vincent Chippari
		Name:	Vincent Chippari
		Title:	Chief Financial Officer

Date: March 14, 2022